EXHIBIT 99.2

ABM INDUSTRIES ANNOUNCES CLOSING OF SALE OF
COMMAIR MECHANICAL SERVICES TO CARRIER CORPORATION

SAN FRANCISCO, June 3, 2005 — ABM Industries Incorporated (NYSE: ABM), a leading facility services contractor, on June 2nd closed the previously announced sale of substantially all of the operating assets of its wholly-owned subsidiary, CommAir Mechanical Services, to Carrier Corporation, the world’s largest provider of heating, air conditioning and refrigeration solutions, and a wholly-owned subsidiary of United Technologies Corporation (NYSE:UTX).

CommAir Mechanical Services specializes in maintaining, repairing, and installing heating, ventilation, air conditioning and refrigeration equipment and systems for all types of commercial, industrial and institutional facilities. CommAir Mechanical Services also provides customized maintenance programs, emergency service and repair work, retrofit and installation projects, and completely integrated building automation management systems. CommAir operates throughout California and in Arizona.

About ABM Industries:
ABM Industries Incorporated is among the largest facility services contractors listed on the New York Stock Exchange. With fiscal 2004 revenues in excess of $2.4 billion and more than 73,000 employees, ABM provides janitorial, parking, security, engineering and lighting services for thousands of commercial, industrial, institutional and retail facilities in hundreds of cities across the United States and British Columbia, Canada. The ABM Family of Services includes ABM Janitorial; Ampco System Parking; ABM Security, which includes American Commercial Security (ACSS) and Security Services of America (SSA); ABM Facility Services; ABM Engineering; and Amtech Lighting Services.

About Carrier Corporation:
Carrier Corporation is the world’s largest provider of heating, air conditioning and refrigeration solutions, with operations in 172 countries. It is a subsidiary of United Technologies Corporation (NYSE:UTX), provider of a broad range of high-technology products and support services to the aerospace and building systems industries.

Contact:
ABM Industries Incorporated:
George B. Sundby
Executive Vice President & CFO
415/733-4000
gsundby@abm.com

or

Carrier Corporation
Margaret Gan-Garrison
860.674.3370
Margaret.Gan-Garrison@carrier.utc.com

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